Exhibit 4.2

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

between

RUNWAY GROWTH FINANCE CORP.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of May 29, 2026

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of May 29, 2026, is between Runway Growth Finance Corp., a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of July 28, 2022 (the “Base Indenture” and, as supplemented by this Fourth Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Base Indenture.

The Company desires to initially issue and sell up to $50,000,000 aggregate principal amount of the Company’s 7.00% Notes due 2029 (the “2029 Notes”).

Sections 901(4) and 901(6) of the Base Indenture provide that, without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of a supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture.

The Company desires to establish the form and terms of the 2029 Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the 2029 Notes (except as may be provided in a future supplemental indenture to the Indenture (“Future Supplemental Indenture”)).

The Company has duly authorized the execution and delivery of this Fourth Supplemental Indenture to provide for the issuance of the 2029 Notes and all acts and things necessary to make this Fourth Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the 2029 Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the 2029 Notes, as follows:

ARTICLE I
TERMS OF THE 2029 NOTES

Section 101. Terms of the 2029 Notes. The following terms relating to the 2029 Notes are hereby established:

(a) The 2029 Notes shall constitute a series of Securities having the title “7.00% Notes due 2029” and shall be designated as “Senior Securities” under the Indenture. The 2029 Notes shall bear a CUSIP number of 78163D AB6 and an ISIN number of US78163DAB64.

(b) The aggregate principal amount of the 2029 Notes that may be initially authenticated and delivered under the Indenture (except for 2029 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other 2029 Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture) shall be $50,000,000 aggregate principal amount. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or a Future Supplemental Indenture, the Company may from time to time, without the consent of the Holders of 2029 Notes, issue additional 2029 Notes (in any such case, “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the 2029 Notes initially issued. Any Additional Notes and the existing 2029 Notes shall constitute a single series under the Indenture, and all references to the relevant 2029 Notes herein shall include the Additional Notes unless the context otherwise requires.

(c) The entire outstanding principal of the 2029 Notes shall be payable on December 1, 2029 unless earlier redeemed or repurchased in accordance with the provisions of the Indenture.

(d) The rate at which the 2029 Notes shall bear interest shall be 7.00% per annum. The date from which interest shall accrue on the 2029 Notes shall be May 29, 2026, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the 2029 Notes shall be June 1 and December 1 of each year, commencing December 1, 2026 (provided that, if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment shall be made on the next succeeding Business Day, and no additional interest shall accrue as a result of such delayed payment); the initial interest period shall be the period from and including May 29, 2026 (or the most recent Interest Payment Date to which interest has been paid or provided for), to, but excluding, the initial Interest Payment Date, and the subsequent interest periods shall be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, shall be paid to the Person in whose name the 2029 Note (or one or more predecessor 2029 Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be May 15 and November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium, if any) and any such interest on the 2029 Notes shall be made at Corporate Trust Office of the Trustee located at 111 Filmore Avenue, St. Paul, MN 55107, Attention: Runway Growth Finance Corp. (7.00% Notes Due 2029) and at such other address as designated by the Trustee from time to time, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided further, however, that so long as the 2029 Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee. Interest on the 2029 Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(e) The 2029 Notes shall be initially issuable in global form (each such 2029 Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this Fourth Supplemental Indenture. Each Global Note shall represent the outstanding 2029 Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding 2029 Notes from time to time endorsed thereon and that the aggregate amount of outstanding 2029 Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding 2029 Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 203 and 305 of the Base Indenture.

(f) The depositary for such Global Notes (the “Depositary”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.

(g) The 2029 Notes shall be defeasible pursuant to Section 1402 or Section 1403 of the Base Indenture. Covenant defeasance contained in Section 1403 of the Base Indenture shall apply to the covenants contained in Sections 1007 and 1008 of the Indenture.

(h) The 2029 Notes shall be redeemable pursuant to Section 1101 of the Base Indenture and as follows:

(i) Prior to June 1, 2029 (six months prior to the maturity date of the 2029 Notes) (the “Par Call Date”), the Company may redeem the 2029 Notes at the Company’s option, in whole or in part, at any time or from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal points) equal to the greater of: (A)(1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the 2029 Notes matured on the Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (2) interest accrued to the date of Redemption Date, and (B) 100% of the principal amount of the 2029 Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, to but excluding, the Redemption Date.

Notwithstanding the foregoing, on or after the Par Call Date, the Company may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the 2029 Notes to be redeemed plus accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date of the 2029 Notes, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (on or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Trustee shall have no duty to calculate the Redemption Price, nor shall it have any duty to review or verify the Company’s calculations of the Redemption Price.

(ii) Notice of redemption shall be given in writing and mailed, first-class postage prepaid, by overnight courier guaranteeing next-day delivery or sent electronically in accordance with the applicable procedures of DTC with respect to the 2029 Notes in global form, to each Holder of the 2029 Notes to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address, facsimile number or email address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

(iii) Any exercise of the Company’s option to redeem the 2029 Notes shall be done in compliance with the Investment Company Act.

(iv) If the Company elects to redeem only a portion of the 2029 Notes, the Trustee shall determine the method for selecting the particular 2029 Notes to be redeemed, in accordance with Section 1103 of the Base Indenture and the Investment Company Act.

(v) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the 2029 Notes called for redemption hereunder.

(i) The 2029 Notes shall not be subject to any sinking fund pursuant to Section 1201 of the Base Indenture.

(j) The 2029 Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(k) Holders of the 2029 Notes shall not have the option to have the 2029 Notes repaid prior to the Stated Maturity.

ARTICLE II
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 201. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by adding or amending and restating, as applicable, the following defined terms to Section 101 thereof in appropriate alphabetical sequence, as follows:

“‘Business Day’, when used with respect to any Place of Payment or any other particular location referred to in this Indenture or in the Securities, means, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City and Chicago are authorized or obligated by law or executive order to close.”

“‘Change of Control’ means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3)) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; or

(3) the approval by the Company’s stockholders of any plan or proposal relating to the liquidation or dissolution of the Company.”

“‘Change of Control Repurchase Event’ means the occurrence of a Change of Control.”

“‘Controlled Subsidiary’ means any Subsidiary of the Company, 50% or more of the outstanding equity interests of which are owned by the Company and its direct or indirect Subsidiaries and of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.”

“‘Corporate Trust Office’ means the principal designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is (i) solely for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase or for conversion is located at 111 Filmore Avenue, St. Paul, MN 55107, Attention: Runway Growth Finance Corp., and (ii) for all other purposes is located as One Federal Street, 10th Floor, Boston, MA 02110, Attention: Runway Growth Finance Corp., or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).”

“‘Exchange Act’ means the Securities Exchange Act of 1934, as amended, and any statute successor thereto.”

“‘FATCA’ means Sections 1471 through 1474 of the Code (or any amended or successor version) and any current or future regulations or official interpretations thereof.”

“‘FATCA Withholding Tax’ means any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to FATCA.”

“‘GAAP’ means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.”

“‘Investment Company Act’ means the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable, and any statute successor thereto.”

“‘Noteholder FATCA Information’ means, with respect to any Holder of a 2029 Note or Holder of an interest in a 2029 Note, information sufficient to eliminate the imposition of, or determine the amount of, U.S. withholding tax under FATCA.”

“‘Noteholder Tax Identification Information’ means properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, IRS Form W-9 (or applicable successor form) in the case of a person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a "United States Person" within the meaning of Section 7701(a)(30) of the Code).”

“‘Permitted Holders’ means (i) the Company, (ii) one or more of the Company’s Controlled Subsidiaries and (iii) Runway Growth Capital LLC, any control affiliate of Runway Growth Capital LLC or any entity that is advised by Runway Growth Capital LLC that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.”

“‘Voting Stock’ as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.”

ARTICLE III
THE SECURITIES

Section 301. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Article Three of the Base Indenture shall be amended with respect to the 2029 Notes by adding the following Section 315:

“Section 315. FATCA Withholding. Each Holder of a 2029 Note or Holder of an interest in a 2029 Note shall provide to the Trustee, any Paying Agent or the Company, upon its request, the Noteholder Tax Identification Information and, to the extent FATCA Withholding Tax is applicable, the Noteholder FATCA Information. The Trustee has the right to withhold any amounts of interest (properly withholdable under law and without any corresponding gross-up) payable to a Holder of a 2029 Note or a Holder of an interest in a 2029 Note that fails to comply with the requirements of the preceding sentence.”

ARTICLE IV
SATISFACTION AND DISCHARGE

Section 401. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 401 of the Base Indenture shall be amended by replacing clause (2) thereof with the following:

“(2) the Company has irrevocably paid or caused to be irrevocably paid all other sums payable hereunder by the Company, including sums payable to the Trustee; and”.

ARTICLE V
COVENANTS

Section 501. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 1007, 1008, and 1009, each as set forth below:

“Section 1007. Section 18(a)(1)(A) of the Investment Company Act.

The Company hereby agrees that for the period of time during which 2029 Notes are Outstanding, the Company will not violate, whether or not it is subject to, Section 18(a)(1)(A) as modified by Section 61(a)(2) of the Investment Company Act or any successor provisions thereto of the Investment Company Act, whether or not the Company continues to be subject to such provisions of the Investment Company Act, but giving effect to any exemptive relief granted to the Company by the Commission.”

“Section 1008. Commission Reports and Reports to Holders.

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of 2029 Notes and the Trustee for the period of time during which the 2029 Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company, audited annual financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”

“Section 1009. Section 18(a)(1)(B) of the Investment Company Act.

The Company hereby agrees that for the period of time during which the 2029 Notes are Outstanding, the Company will not violate Section 18(a)(1)(B) as modified by Section 61(a)(2) and the definitional provisions of the Investment Company Act or any successor provisions thereto of the Investment Company Act, whether or not the Company is subject to such provisions of the Investment Company Act, and after giving effect to any exemptive relief granted to the Company by the Commission; provided that the Company may declare a cash dividend or distribution, notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) and the definitional provisions of the Investment Company Act, but only up to such amount as is necessary in order for the Company to maintain its status as a regulated investment company under Subchapter M of the Code; provided, however, that the prohibition in this Section 1009 shall not apply until such time as the Company’s asset coverage has been below the minimum asset coverage required pursuant to Section 18(a)(1)(B) as modified by Section 61(a)(2) and the definitional provisions of the Investment Company Act or any successor provisions thereto of the Investment Company Act (after giving effect to any exemptive relief granted to the Company by the Commission) for more than six (6) consecutive months.”

ARTICLE VI
DEFEASANCE

Section 601. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 1404 of the Base Indenture shall be amended by adding the following clause (h):

“(h) In the case of an election under Section 1402, in addition to the amounts deposited for the benefit of the Holders pursuant to clause (a) of this Section 1404, the Company shall have irrevocably deposited or caused to be irrevocably deposited with the Trustee all amounts then due to the Trustee under the Indenture.”

ARTICLE VII
OFFER TO REPURCHASE UPON A CHANGE OF CONTROL REPURCHASE EVENT

Section 701. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture (as supplemented or amended from time to time by one or more indentures supplemental thereto), whether now or hereafter issued and Outstanding, Article Thirteen of the Base Indenture shall be amended by replacing Sections 1301 to 1305 with the following:

“Section 1301. Change of Control.

If a Change of Control Repurchase Event occurs, unless the Company shall have exercised its right to redeem the 2029 Notes in full, the Company shall make an offer to each Holder of the 2029 Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof) of that Holder’s 2029 Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of 2029 Notes repurchased plus any accrued and unpaid interest on the 2029 Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall deliver a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase 2029 Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2029 Notes as a result of a Change of Control Repurchase Event.

To the extent that the provisions of any securities laws or regulations conflict with this Section 1301, the Company shall comply with the applicable securities laws and regulation and shall not be deemed to have breached its obligations under this Section 1301 by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the Investment Company Act, the Company shall, to the extent lawful:

(1) accept for payment all 2029 Notes or portions of 2029 Notes properly tendered pursuant to its offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all 2029 Notes or portions of 2029 Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the 2029 Notes properly accepted, together with an Officers’ Certificate, stating the aggregate principal amount of 2029 Notes being purchased by the Company.

Upon receipt from the Company, the Paying Agent will promptly remit to each Holder of Notes properly tendered the purchase price for the 2029 Notes, and upon receipt of written direction from the Company, the Trustee shall promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new 2029 Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new 2029 Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If any Repayment Date upon a Change of Control Repurchase Event falls on a day that is not a Business Day, then the required payment shall be made on the next succeeding Business Day, and no additional interest shall accrue as a result of such delayed repayment.

The Company shall not be required to make an offer to repurchase the 2029 Notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the 2029 Notes in a manner, at the time and otherwise in compliance with the requirements for an offer made by the Company, and such third party purchases all 2029 Notes properly tendered and not withdrawn under its offer.”

ARTICLE VIII
MISCELLANEOUS

Section 801. This Fourth Supplemental Indenture and the 2029 Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 802. Except as may be provided in a Future Supplemental Indenture, Article Six of the Base Indenture shall be amended by adding the following Section 613:

“Section 613. Trustee’s Cooperation.

So long as the outstanding 2029 Notes are registered in the name of Cede & Co. or its registered assigns, the Trustee shall cooperate with Cede & Co., as sole registered owner, and its registered assigns in effecting payment of the principal of, Redemption Price and interest on the 2029 Notes by arranging for payment in such manner that funds for such payments are properly identified and are made immediately available on the date they are due. The Company acknowledges that in order for the Trustee to make funds for such payments immediately available to the Depository on the date they are due, the Company shall ensure the funds for such payments are remitted and made immediately available to the Trustee, no later than 10:00 a.m. Eastern Time on the date they are due to Cede & Co. in order for the Trustee to conform to the payment guidelines of the Depository. Funds for such payments received by the Trustee after 10:00 a.m. Eastern Time on the date they are due to Cede & Co. may not be assured of timely payment and detail payment notification to the Depository for subsequent allocation to the noteholders.”

Section 803. In case any provision in this Fourth Supplemental Indenture or in the 2029 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 804. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Fourth Supplemental Indenture. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, ..pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English.  The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Trustee shall have no liability for relying on such digital signatures or electronic methods.

Section 805. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the 2029 Notes. All provisions included in this Fourth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the 2029 Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Fourth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Fourth Supplemental Indenture.

Section 806. The provisions of this Fourth Supplemental Indenture shall become effective as of the date hereof.

Section 807. Notwithstanding anything else to the contrary herein, the terms and provisions of this Fourth Supplemental Indenture shall apply only to the 2029 Notes and shall not apply to any other series of Securities under the Base Indenture, and this Fourth Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding.

Section 808. The recitals contained herein and in the 2029 Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture, the 2029 Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Fourth Supplemental Indenture, authenticate the 2029 Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the 2029 Notes or any Additional Notes or the proceeds thereof. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

RUNWAY GROWTH FINANCE CORP.

By:	/s/ R. David Spreng
Name:	R. David Spreng
Title:	President and Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Vice President

Exhibit A — Form of Global Note

This Security is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than The Depository Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Runway Growth Finance Corp.

No.	$
CUSIP No. 78163D AB6
ISIN No. US78163DAB64

7.00% Notes due 2029

Runway Growth Finance Corp., a corporation duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of __________________________________ dollars (U.S. $_____________) on December 1, 2029, and to pay interest thereon from May 29, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on June 1 and December 1 in each year, commencing December 1, 2026 (provided, that if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment shall be made on the next succeeding Business Day and no additional interest shall accrue as a result of such delayed payment), at the rate of 7.00% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.

Payment of the principal of (and premium, if any) and any such interest on this Security shall be made at the Corporate Trust Office of the Trustee located at 111 Filmore Avenue, St. Paul, MN 55107, Attention: Runway Growth Finance Corp. (7.00% Notes Due 2029) in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as the 2029 Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed.

Dated:

RUNWAY GROWTH FINANCE CORP.

By:
Name: R. David Spreng
Title: Chief Executive Officer and President

Attest

By:
Name: Thomas B. Raterman
Title: Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Global Note]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: Authorized Signatory

[Signature Page to Global Note]

Runway Growth Finance Corp.
7.00% Notes due 2029

This Security is one of a duly authorized issue of Senior Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of July 28, 2022 (herein called the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the Fourth Supplemental Indenture, dated as of May 29, 2026, by and between the Company and the Trustee (herein called the “Fourth Supplemental Indenture”, the Fourth Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the Fourth Supplemental Indenture, the Fourth Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $____________. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

Prior to the Par Call Date, the Company may redeem the Securities at the Company’s option, in whole or in part, at any time or from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal points) equal to the greater of: (A)(1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Securities matured on the Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (2) interest accrued to the date of Redemption Date, and (B) 100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest, if any, to but excluding, the Redemption Date.

Notwithstanding the foregoing, on or after the Par Call Date, the Company may redeem the Securities, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest thereon to the Redemption Date.

“Par Call Date” means June 1, 2029.

“Treasury Rate” means, with respect to any Redemption Date of the 2029 Notes, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (on or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities -Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Trustee shall have no duty to calculate the redemption price, nor shall it have any duty to review or verify the Company’s calculations of the redemption price.

Notice of redemption shall be given in writing and mailed, first-class postage prepaid, by overnight courier guaranteeing next-day delivery or sent electronically in accordance with the applicable procedures of DTC with respect to 2029 Notes in global form, to each Holder of the Securities to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address, facsimile or email address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities shall be done in compliance with the Investment Company Act, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable.

If the Company elects to redeem only a portion of the Securities, the particular Securities to be redeemed will be selected by the Trustee in accordance with the applicable procedures of the Depositary and in accordance with Section 1103 of the Base Indenture and the Investment Company Act, and the rules and regulations promulgated thereunder, to the extent applicable. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Securities called for redemption.

Holders will have the right to require the Company to repurchase their Securities upon the occurrence of a Change of Control Repurchase Event as set forth in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, other than an Event of Default referred to in Section 501(5) or Section 501(6) of the Indenture with respect to the Company, with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity and/or security against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein. If an Event of Default referred to in Section 501(5) or Section 501(6) of the Indenture with respect to the Company has occurred, the entire principal amount of all the Securities of this series shall automatically become due and immediately payable.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.